Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Corbus Pharmaceuticals Holdings, Inc. (the “Company”) on Form S-3 to be filed on November 10, 2015 of our report dated February 10, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed February 10, 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

Iselin, New Jersey

November 10, 2015